Exhibit 12.1
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Computation of Ratio of Earnings to Fixed Charges
                                                                         Year Ended December 31
                                                             -------------------------------------------------
                                                 For the Three
                                                 Months Ended
(In Millions, except Ratio)                     March 31, 2002        2001    2000    1999     1998     1997
                                              -------------------    -----    -----   -----    -----    ----
Earnings:
Income (loss) from continuing operations
    before income taxes and minority interest         ($90)          $885     $502     $674     ($55)    $180
Add:   Fixed charges less interest capitalized         141            646      621      508      440      350
       Amortization of capitalized interest              2              7        8        5        3        3
       Distributed income of equity investees            6            196       53       58       67       29
Less:  Equity in income of affiliates, and
         minority interest in losses                    79            249      205      128      143       58
                                              ------------------------------------------------------------------
          Total earnings                              ($20)        $1,485     $979   $1,117     $312     $504
                                              ------------------------------------------------------------------
Fixed charges:
Interest expense                                      $120           $560     $615     $501     $430     $345
Interest capitalized                                    39             66       20       64       49       17
Interest element of rentals                             21             86        6        7       10        5
                                              ------------------------------------------------------------------
         Total fixed charges                          $180           $712     $641     $572     $489     $367
                                              ------------------------------------------------------------------
Ratio of earnings to fixed charges                       *            2.1      1.5      2.0        *      1.4

* earnings are inadequate to cover
   fixed charges by a deficiency of:                  $200                                       $177

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